Exhibit 10.01


                                  AGREEMENT FOR
                         INDEPENDENT CONTRACTOR SERVICES


DATE:    February 1, 2003


                                   I. PARTIES

Schimatic Cash Transactions Network.com, Inc. dba Smart Chip Technologies, hereinafter "Company,"

                                           and

Hiram Willis, hereinafter called "Contractor,"

hereby enter into this Agreement for Independent Contractor Services, hereinafter "Agreement," effective February 1, 2003..


                          II. ENGAGEMENT OF CONTRACTOR

Company hereby engages Contractor, and Contractor accepts engagement, to provide to Company the following services:

         Chief Executive Officer. Mr. Hiram Willis will serve as the chief fund raiser and executive manager of SCTN. He will establish financial controls, install business planning, and build business operations. Finance, Human Resources, Operations, Information Systems, New Product Development, Marketing & Sales, Public Relations, Research & Development, and Production all fall under the CEO's span of responsibility and operational control. Mr. Hiram Willis reports to the SCTN Board of Directors.


                             III. TERM OF ENGAGEMENT

This Agreement shall be for one (1) year commencing on February 1, 2003 and ending January 31, 2004, unless terminated sooner by failure to perform as stated in this contractual agreement or by mutual agreement or terminated with no liability for any further compensation for incompetence or moral turpitude. This Agreement will be renewable for 2 additional one (1) year terms if Hiram Willis performs as stated in this Agreement or by mutual agreement.


                             IV. WORKPLACE AND HOURS

Contractor shall render services primarily at his home office and at the Company's Corporate Office. However, upon request, Contractor shall provide the services at such other place or places as reasonably requested by Company as appropriate for the performance of particular services.

Contractor's schedule and hours worked under this Agreement shall generally be subject to Contractor's discretion. Company relies upon Contractor's discretion to determine a sufficient time as is reasonably necessary to fulfill this Agreement.

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Hiram Willis Contractor Agreement (Cont.)                                 Page 2

                                 V. COMPENSATION


Company shall pay Contractor twenty thousand dollars ($20,000) per month, ($8,000) per month in cash and the balance of his monthly salary in 240,000 of the pre-reverse sctn restricted stock share options priced at five (.05) cents per share. The eight thousand ($8,000) per month cash salary shall be paid as the Company's cash flow permits. At the option of Contractor, any portion of the payment remaining unpaid after thirty (30) days from when it became due, may be converted to stock options as follows; the number of stock options will be at the pre-reverse 5 cents ($.05) per share, divided into the amount due. The strike price of the stock options will be the pre-reverse 5 cents ($.05) per share. This will continue for twelve (12) months until the company is generating revenue and is profitable at which time the sctn Board of Directors can reposition Mr. Hiram Willis salary compensation with a proposal to the board. In addition to Mr. Hiram Willis salary compensation, he will also receive as additional long term compensation bonuses, if earned by performance, to bring his total equity position to ten (10%) percent of the sctn company, based on the current outstanding stock position (approx.166,000,000 stock shares) of the SCTN company as of this date; and also based on the following performance criteria:

Total equity of three (3%) percent, or 4,980,000 for 2003 (bonus of 2,100,000 ending January 31, 2004); Based on building a path to liquidity and Corporate Operations, that includes providing the leadership and responsibility for results in Sales, Marketing, Business Development, Product Development and Financial Operations resulting in doubling the P/S every four (4) months; total of three (3%) for 2004 as noted above or 4,980,000 total for 2004 (bonus of 2,100,000 ending January 31, 2005); and total of four (4%) for 2005 as noted above or 6,640,000 for 2005 (bonus of 3,760,000 ending January 31, 2006). The overall long term compensation percentage of ownership of the sctn company by Mr. Hiram Willis based on the above performance factors shall not exceed ten (10%) based on the authorized outstanding stock position (approx., 166,000,000 stock shares) of the Company as of this date. This may be accelerated if the Company is acquired and if the above yearly criteria have been met.

Company shall bear all of Contractor's pre-approved expenses incurred in the performance of this Agreement.


                               VI. CONFIDENTIALITY

"Confidential Information" for the purposes of this Agreement shall include Company's proprietary and confidential information including, without limitations, business plans, customer lists, marketing plans, financial information, designs, drawing, specifications, models, software, source codes and object codes. At termination of this Agreement, Contractor shall turn over to Company all originals and copies of tangible material containing or reflecting Company's Confidential Information. During the term of this Agreement, and thereafter for 24 months, Contractor shall not, without the prior written consent of Company, disclose to anyone any Confidential Information. The parties agree that remedies available at law are inadequate to compensate for breach of this paragraph, and that either party may apply to a Court of competent jurisdiction for equitable relief upon proper showing.

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Hiram Willis Contractor Agreement (Cont.)                                 Page 3

                             VII. CONTRACTOR STATUS

It is expressly understood and agreed that Contractor is and throughout the term of this Agreement shall be an independent contractor and not an employee, partner, or agent of Company. Contractor shall not be entitled to nor receive any benefit normally provided to Company's employees. Contractor agrees that Company shall have ownership, title, and Company reserves all rights, including copyrights, of all works created by Contractor under this Agreement, including but not limited to source code. Contractor hereby prospectively assigns all such works to Company, for the consideration provided in Paragraph V. Company shall not be responsible for withholding income or other taxes from the payments made to Contractor. Contractor shall be solely responsible for filing all returns and paying any income, social security, or other tax levied upon or determined with respect to the payments made to Contractor pursuant to this Agreement. Contractor is solely responsible for the means, manner, and method of Contractor's work, subject only to the general objectives and requirements, and specific direction, of SCTN's Board.


                            VIII. CONTRACTOR'S TOOLS

Unless otherwise agreed by Company in advance, Company shall be solely responsible for procuring, paying for, and maintaining any and all equipment, software, paper, tools or other supplies necessary or appropriate for the performance of Contractor's services hereunder.


                               X. CONTROLLING LAW

The validity and construction of this agreement shall be governed by the laws of the State of Utah without reference to the choice of law principles thereof and the parties hereto consent to and agree that the courts of the State of Utah, County of Salt Lake, shall be the jurisdiction and forum for the resolution of all disputes related to this agreement or arising there from.


                              XI. ENTIRE AGREEMENT

This Agreement constitutes the final understanding and agreement between the parties. This Agreement cannot be amended or changed except by a writing signed by both of the parties.

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Hiram Willis Contractor Agreement (Cont.)                                 Page 4

                                  XII. NOTICES

Any notice required to be given or otherwise given pursuant to this Agreement shall be in writing and shall be hand delivered, mailed by certified mail, return receipt requested:


If to Contractor:
Hiram Willis
2851 Holiday Court
Morgan Hill, Ca., 95037

         If to Company:
                  Smart Chip Technologies
                  740 E. 3900 South
                  Salt Lake City, Utah 84107

IN WITNESS WHEREOF, this Agreement has been executed by the parties as of the date first above written.


/s/ Hiram Willis
------------------------------
Hiram Willis, Contractor


/s/ David Simon
------------------------------
David Simon, Chairman
Smart Chip Technologies